Exhibit 99.1

BitMine Immersion (BMNR) Announces ETH Holdings Reach 3.97 Million Tokens, and Total Crypto and Total Cash Holdings of $13.3 Billion

BitMine now owns more than 3.2% of the ETH token supply, two-thirds of the way to the ‘Alchemy of 5%’

BitMine Crypto + Total Cash Holdings + “Moonshots” total $13.3 billion, including 3.97 million ETH tokens, total cash of $1.0 billion, and other crypto holdings

BitMine will hold its annual shareholders meeting at the Wynn Las Vegas on January 15, 2026

BitMine leads crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

BitMine is the 41st most traded stock in the US, trading $1.9 billion per day (5-day avg)

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, December 15, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of crypto for long term investment, today announced BitMine crypto + total cash + “moonshots” holdings totalling $13.2 billion.

As of December 14th at 6:00pm ET, the Company’s crypto holdings are comprised of 3,967,210 ETH at $3,074 per ETH (Coinbase), 193 Bitcoin (BTC), $38 million stake in Eightco Holdings (NASDAQ: ORBS) (“moonshots”) and total cash of $1.0 billion.

“BitMine continues to add steadily to its ETH holdings, adding 102,259 ETH in the past week. Crypto prices have stabilized in the past week, further evidence that crypto prices have begun to recover after the price shock of October 10th,” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine. “2025 saw many positive developments in digital assets including positive legislation passed by the US Congress and favorable regulations, and by strengthening support from Wall Street. These strengthen our conviction that the best days for crypto are ahead and why we continue to accumulate ETH towards our ‘alchemy of 5%’ target.”

BitMine crypto holding reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc. (MSTR), which owns 660,624 BTC valued at $59 billion. BitMine remains the largest ETH treasury in the world.

“We continue to make progress on our staking solution known as The Made in America Validator Network (MAVAN). This will be the ‘best-in-class’ solution offering secure staking infrastructure and will be deployed in early calendar 2026,” continued Lee.

The GENIUS Act and SEC’s Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

BitMine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $1.9 billion (5-day average, as of December 11, 2025), ranking #41 in the US, behind Boeing (rank #40) and ahead of Sandisk (rank #41) among 5,704 US-listed stocks (statista.com and Fundstrat research).

BitMine will hold its annual shareholders meeting at the Wynn Las Vegas on January 15, 2026.

The Fiscal Full Year 2025 Earnings presentation and corporate presentation can be found here: https://bitminetech.io/investor-relations/

The Chairman’s message can be found here:

https://www.bitminetech.io/chairmans-message

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

MEDIA CONTACT:

Marcy Simon

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